Exhibit 23

Consent of Independent Registered Public Accounting Firm

We herby consent to the incorporation by reference in the Registration Statement of Ameriana Bancorp on Form S-8 (File Nos. 33-31034, 333-04013, 333-56111 and 333-139711) of our report, dated , March 28, 2007 on our audits of the consolidated financial statements of Ameriana Bancorp as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006, which report is included in Ameriana Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

/s/ BKD, LLP

Indianapolis, Indiana

March 28, 2007